Exhibit 23(j)

            Consent of Independent Registered Public Accounting Firm


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 15, 2006 on the financial statements of The Flex-funds (comprising The Muirfield Fund, The Total Return Utilities Fund, The Quantex Fund, The Dynamic Growth Fund, The Aggressive Growth Fund, The U.S. Government Bond Fund and The Money Market Fund) as of December 30, 2005 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information.


Cohen McCurdy, Ltd.
Westlake, Ohio
March 10, 2006